Exhibit 99.1

SEC Grants Tirex Request for Waiver

Company Announces Important Marketing Development

WESTPORT, Conn., Nov 23, 2010 (BUSINESS WIRE) -- The Securities & Exchange Commission recently approved a request by The Tirex Corporation (TXMC.PK), owner of a patented tire recycling technology, the TCS System, to waive a re-audit on some of its previous financial filings, it was announced today.

Tirex is in the process of filing audits by M&K CPAS PLLC of Houston, Texas, for the fiscal years ended June 30, 2008 (restated) and 2009.

"While the Company plans to report minor adjustments to the years 2001 to 2008," according to Tirex President, John L. Threshie Jr., "it not only would have been costly and time-consuming to have it re-audited, it wouldn't have revealed any significant changes to influence investors. We are working closely with the SEC and M&K to be sure we are in compliance and can once again get current in our filings," Mr. Threshie added.

IMPORTANT RECENT CORPORATE DEVELOPMENT

The formerly announced North American scrap tire recycling expert working with Tirex has completed a TCS technology market study and identified its first market location.

"We are currently negotiating relationships in that market to integrate our technology and better business opportunities with established companies," said Mr. Threshie.

ABOUT TIREX

Tirex's TCS process freezes scrap tire pieces with cold air -- as opposed to expensive liquid nitrogen -- and then "breaks" the rubber into granules in a patented "fracturing mill," instead of cutting and shredding it. This process also separates the marketable strands of steel and fiber from the frozen ground rubber with an environmentally-friendly, economically-attractive, "green" tire recycling system. For more information go to www.tirex-tcs.com

SAFE HARBOR STATEMENT

(The statements which are not historical facts contained in this news release are forward-looking statements that involve certain risks and uncertainties including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the SEC.)